Exhibit 3.2

OPERATING AGREEMENT
of
FORWARD PROFIT INVESTING LLC

Operating Agreement dated as of March 19th, 2009, made and entered into among the Members listed on Exhibit A to become effective upon filing of the Articles of Organization for the Company with the New York Department of State. As of the effective time of the Company’s Articles of Organization, the Members enter into this Agreement for the purpose of setting forth the agreements between themselves and the Company and with one another. The terms of the Agreement are as follows.

ARTICLE I

Organizational Matters

Section 1.01. Formation. The Company has been or shall be formed as a limited liability company under the Act by the filing with the Department of State of the State of New York of Articles of Organization, which shall be furnished to each Member. The rights and obligations of the Members, and the affairs of the Company, shall be governed first by the mandatory provisions of the Act, second by the Company's Articles of Organization, third by this Agreement, and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

Section 1.02. Name. The name of the Company is "FORWARD PROFIT INVESTING LLC"

Section 1.03. Agent and Principal Office. The agent and principal office of the Company shall be as stated in the Articles of Organization, subject to change by a Majority Interest of all Members on filing with the Secretary of State. The Company may also maintain offices at such other place or places as the Members deem advisable.

Section 1.04. Term. The Company began upon the filing of the Company's Articles of Organization with the New York Department of State, and shall continue through the term set forth in the Articles of Organization, unless sooner terminated as provided in this Agreement.

ARTICLE II

Definitions

Section 2.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

"Act" means the New York Limited Liability Company Law (NLLC), Chapter 34 of McKinney’s Consolidated Laws of New York Annotated, as it may be amended from time to time, and any successor to such act.

"Agreement" means this Operating Agreement, as it may be amended or supplemented from time to time.

"Articles of Organization" means the articles of organization, as amended from time to time, filed by the Company under the Act.

"Assignee" means a Person to whom a right to distributions has been transferred, by transfer or assignment or otherwise, in a manner permitted under this Agreement, but who has not become a Substitute Member.

"Capital Account" means each capital account maintained for a Member pursuant to Section 3.02.

"Capital Contributions" means the sum of the values of cash and property contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any interests in the Company).

"Code" means the Internal Revenue Code of 1986, as amended, as in effect from time to time.

"Company" means the limited liability company identified in Section 1.02.

"Company Property" means all property owned, leased or acquired by the Company from time to time.

"Dissociated Member" has the meaning specified in Section 11.01

"Distributable Cash" means, with respect to any period, the cash received from operations of the Company less (i) cash disbursements in operations and (ii) a reasonable allowance from reserves, contingencies, and anticipated obligations, as determined by the Managers. The net cash realized by the Company from the sale, refinancing, or other disposition of all or substantially all the Company’s Property, after retirement of existing mortgage debt and transactional expenses, shall be considered Distributable Cash.

"Event of Dissolution" has the meaning specified in Section 11.01.

"Income" or "Loss" means the net income or net loss from all sources determined under the book accounting practices prescribed by this Agreement for Capital Accounts.

“Majority Interest” means Members with a majority of the interests in current Income and a majority of the positive balances of the Capital Accounts.

"Member" means those individuals executing this Agreement as Members of the Company on the signature pages.

"Person" means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

"Substitute Member" means a transferee of an interest who is admitted as a Member to the Company pursuant to Section 9.02 in place of and with all the rights of a Member.

"Tax Item" means each item of income, gain, loss, deduction, or credit of the Company for Federal tax purposes, as separately stated and calculated pursuant to the Code.

ARTICLE III

Capital Contributions

Section 3.01. Capital Contributions. Each Member shall contribute the cash or property set forth on Exhibit A to this Agreement, which is by this reference incorporated into this Agreement.

Section 3.02. Capital Accounts.

A. The Company shall maintain one Capital Account. Such Capital Account shall be increased by (i) the amount of all Capital Contributions by the Members.

B. The determination of any liability for purposes of this Section shall be made in accordance with Section 752(a) of the Code and any other applicable provisions of the Code. Property contributed by a Member shall be credited to the Capital Account at the fair market value of such property. No credit shall be made to the Capital Account for services rendered except as may be specifically set forth in this Agreement.

C. An Assignee of an interest will succeed to the Capital Account relating to the interest transferred. However, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company Property shall be deemed to have been distributed in liquidation of the Company to the Members (including the transferee of an interest) pursuant to Section 11.02 and again contributed by such Members and transferees in reconstitution of the Company. The Capital Account of such reconstituted Company shall be maintained in accordance with the principles of this Section 3.02.

D. At such times as may be permitted or required by Treasury Regulations issued pursuant to Section 704 of the Code, the Capital Account shall be revalued and adjusted to reflect the then fair market value of Company Property and the Capital Account shall be maintained to comply with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistent with that regulation, and to the extent not inconsistent therewith, the Income allocation provisions of Section 4.02 hereof.

E. The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with that regulation. Such regulation contains additional rules governing maintenance of capital accounts which are incorporated by this reference into this Agreement.

Section 3.03. Interest. No interest shall be paid by the Company on Capital Contributions, on balances in the Capital Account, or on any other funds distributed or distributable under this Agreement.

Section 3.04. Provisions Relating To the Right To Withdraw. Any Member may withdraw by notice to the Company and other Members. Except as provided under Section 11.01, the withdrawing Member shall have no right to an immediate return of capital or profits, shall be considered an unsecured creditor, and shall have only the right to receive an amount equal to that which would have been distributed to such Member but for the withdrawal until he has received amounts equal to the fair market value of his interest at the date of withdrawal.

Section 3.05. Loans. Loans by a Member to the Company shall not be considered Capital Contributions.

ARTICLE IV

Allocations and Distributions

Section 4.01. Distribution of Distributable Cash. Distributions of all Distributable Cash shall be made at least quarterly, unless otherwise agreed by the Members. Any distribution of property shall be treated as a distribution of cash in the amount of the fair market value of such property. Except during the Company’s winding up, distributions shall be made in the ratios of the Income interests. During the Company’s winding up, all cash and other Company Property available for distribution shall be distributed in the ratios of the positive balances in the Capital Accounts, after adjusting the Capital Accounts for the income, gain and loss realized in the winding up, plus the gain or loss that would have occurred on the sale at fair market value of any Company Property distributed in kind.

Section 4.02. Allocation of Income and Loss.

A. Income and Loss for each taxable year shall be allocated among the Members and Assignees in the ratio of the Income interests set forth in Exhibit A.

B. Notwithstanding anything to the contrary in this Section 4.02, if there is a net decrease in "minimum gain" (within the meaning of Treasury Regulations Section 1.704-1(b)(4)(iv)(c)) during a fiscal year, all Members who would otherwise have a deficit balance in their Capital Accounts at the end of that year (excluding items described in Treasury Regulations Section 1.704-1(b)(4)(iv)(e)) shall be allocated, before any other allocations of Company items for that year, Income for such year (and if necessary, subsequent years), in an amount and in the proportions necessary to eliminate such deficits as quickly as possible. The foregoing sentence is intended to be a "minimum gain charge back" provision as described in Treasury Regulations Section 1.704-1(b)(4)(iv)(e), and shall be interpreted and applied in all respects in accordance with that regulation.

C. If during any fiscal year of the Company, any Member unexpectedly receives an adjustment, allocation, or distribution of the type described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that Member shall be allocated items of Income and Gain consistently with the methods specified in any applicable Regulations in an amount and manner sufficient to eliminate that Member's deficit Capital Account balance as quickly as possible.

D. Under regulations prescribed by the Secretary of the Treasury pursuant to Section 704(c) of the Code, Tax Items shall be allocated to account for any variation between the basis of contributed property and its fair market value at the time of contribution. Any items allocated under this Section 4.02(D) shall not be debited or credited to the Capital Accounts.

E. Income or Loss attributable to borrowing for which certain Members bear and others do not bear an economic risk of loss shall be allocated among the Members in accordance with the provisions of Treasury Regulations Section 1.704-2.

F. If made in accordance with this Agreement, the transfer of an interest shall be deemed effective as of end of the month preceding the date of the transfer, unless the transferee and transferor have designated some other month end as the effective time, and the Income and Loss attributable to the transferred interest shall, for Federal income tax purposes, be allocated accordingly. The Members may revise, alter or otherwise modify the method of allocation as they determine necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.

G. If, and to the extent that, any Member is deemed to recognize Income as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who was charged with that Income.

H. All tax credits for Federal or state income tax purposes shall be allocated in the same manner as Income.

I. A net loss for any taxable year shall be allocated in the ratio of the positive balances in the Capital Accounts. Income for any year shall be allocated in the ratio of the cash distributions during such year (to the extent of such cash distributions). Any additional Income shall be allocated in the ratio of deficit balances in the Capital Accounts until any deficit balances are eliminated and then in the ratio of the Income interests set forth on Exhibit A. Gain or loss from disposition of all or substantially all the Company’s Company Property shall be excluded from the foregoing and shall be allocated so as to bring the balances of the Capital Accounts into the ratio of the Income interests. No allocation shall eliminate any discrepancy in the Capital Accounts resulting from the failure to make any required contribution or from any distribution contrary to this Agreement.

ARTICLE V

Management and Operation of Business

Section 5.01. Management by Members. The business of the Company shall be managed by its Members. A Member or Members may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Agreement. A person may rely in good faith on the apparent authority of a Member to act on behalf of the Company. The Member's act shall bind the Company regardless of whether the act was properly authorized, unless the person relying on the act had actual knowledge that the act was unauthorized.

Section 5.02. Limitations on Authority of Members. Notwithstanding any other provision in this Agreement, no Member shall have the authority to do the following acts without the consent of the other Members:

A.      Borrow money in excess of $100,000.00;

B.      Sell any Company Property having a fair market value over $100,000.00;

C.      Enter into any contract which is not terminable at will, involving an anticipated total expenditure of over $100,000.00;

D.      Do any act which would make it impossible to carry on the ordinary business of the Company;

E.      Compromise any claim over $100,000.00;

F.      Admit a Person as a Member, except as provided in this Agreement; or

G.      Knowingly perform any act that would subject a Member to personal liability.

Section 5.03. Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Members and shall not be commingled with any other funds. All withdrawals from or charges against these accounts shall be made by the authorized agents of the Company.

Section 5.04. Outside Activities. Each Manager agrees to give the Company the first opportunity to participate in any business opportunity within the scope of business then being conducted by the Company; provided that decision of the other Members to decline such opportunity shall be conclusive.

Section 5.05. Limitation on Liability. No Member of the Company shall be liable to the Company or its other Members for monetary damages for breach of fiduciary duty; provided, however, that nothing contained in this Agreement shall eliminate or limit the liability of a Member (i) for any breach of his duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and (iii) for any transaction from which the Member derived an improper personal benefit.

ARTICLE VI

Rights and Obligations of the Members

Section 6.01. Limitation on Liability. Except as otherwise expressly agreed in writing, a Member shall not be personally liable for any debts, liabilities, or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member's share of the Property and undistributed profits of the Company.

Section 6.02. Rights of Member Relating to the Company.

A.      Subject to the restrictions of Section 6.03, this Agreement may be amended only by the Members.

B.      In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right on demand and at such Member's own expense:

(i)      To obtain any and all information regarding the status of the business and financial condition of the Company;

(ii)      Promptly after becoming available, to obtain a copy of the Company's Federal, state, and local income tax returns for each year;

(iii)      To have furnished to it a current list of the name and last known business, residence or mailing address of each Member;

(iv)      To obtain information regarding the Capital Contributions made by each Member;

(v)      To receive a copy of this Agreement and the Articles of Organization and all amendments, together with copies of any powers of attorney pursuant to which this Agreement, the Articles of Organization, and all amendments that have been executed; and

(vi)      To inspect and copy any of the Company's books and records and obtain such other information regarding the affairs of the Company during normal business hours.

C.      Services To Company. The Company shall reimburse each Member for reasonable expenses directly incurred for the Company and, if the other Members agree, shall compensate each Member for services rendered. Compensation paid to Members shall be reported for tax purposes on Schedule K-1 to Form 1065.

Section 6.03. Restrictions on Powers. Except as otherwise provided in this Agreement or required by law, a Member shall lack the power and authority to act for or to bind the Company or any other Member, if such action would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for Federal income tax purposes.

Section 6.04. Indemnification.

A. Company Indemnity. The Company may indemnify and hold harmless its Members, their respective Affiliates, and Managers, employees and agents (each, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member or manager of the Company or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company, provided (i) the Indemnitee's conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of this Agreement, (iii) the Indemnitee acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee's authority and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

B. Advancement of Expenses. The Company may advance expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.04 prior to the final disposition of such claim, demand, action, suit or proceeding if the Company determines that the Indemnitee will more likely than not be able to demonstrate compliance with the standard of conduct set forth in paragraph A and receives an undertaking by the Indemnitee to repay amounts advanced if such person is ultimately determined to be not entitled to indemnification. The determination shall be made by the independent Members or special legal counsel specifically retained for the making of the determination.

C. Non-Exclusivity. The indemnification provided by this Section shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and this indemnification shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

D. Insurance. The Company may purchase and maintain insurance, at the Company's expense, on behalf of any Indemnitee against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

E. Definition of Affiliate. "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. "Control" means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of ten percent (10%) or more in the entity.

ARTICLE VII

Books, Records, Accounting, and Reports

Section 7.01. Books and Records. Appropriate books and records with respect to the Company's business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 6.02, shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Members. Without limiting the foregoing, the following shall be maintained at the Company's principal office: (i) a current list of the full name and last known business address of each Member and Manager, (ii) copies of records that would enable a Member to determine the relative voting rights of the Members, (iii) a copy of the Articles of Organization, and any amendments, (iv) copies of the Company's Federal, state and local income tax returns and reports, if any, for the three most recent years, (v) the minutes of all meetings of the Members and all written consents in lieu of meetings, and (vi) copies of any financial statements of the Company for the three most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

Section 7.02. Accounting. The Company shall maintain its books in accordance with generally accepted accounting principles, provided that the Company may use accounting methods and principles permitted for income tax purposes, including the cash method of accounting, and shall maintain the Capital Accounts in compliance with Section 704 of the Code.

ARTICLE VIII

Tax Matters

Section 8.01. Taxable Year. If permitted by the Code, the taxable year of the Company shall be the calendar year, unless otherwise determined by the Members.

Section 8.02. Tax Matters Partner. The Member having principal responsibility for keeping the financial ac=counts of the Company (or in the absence of such person, the Member acting as the chief executive officer of the Company) shall have the sole and complete duty to collect, remit, or withhold all sales, use, income, or other taxes payable by the Company, and shall be the "Tax Matters Partner" (as defined in Section 6231 of the Code). The Tax Matters Partner is authorized and required to represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 8.03. Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Sub-chapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

ARTICLE IX

Transfers of Interests

Section 9.01. Restriction On Transfer. A Member shall not transfer his interest in the Company, in whole or in part, except by intestate succession or testamentary disposition, through a decree or judgment from a court of competent jurisdiction, or as permitted under Section 9.02. This restriction on transfer shall not prohibit a Member from assigning some or all of his share of distributions; provided, however, that such assignment shall not entitle the Assignee to any of the other rights of the assigning Member until and unless the Assignee is admitted as a Substitute Member of the Company.

Section 9.02. Transfer of Interests by a Member; Substitute Members.

A.      A Member may transfer his interest under this Section upon satisfaction of the following conditions:

(i)      The other Members consent to the Assignee's admission as a Substitute Member. The consent shall be evidenced by a written instrument, dated and signed by the other Members;

(ii)      The Assignee and the transferring Member shall execute and file with the Company all documents evidencing the terms of the transfer; and

(iii)      The Assignee and the transferring Member shall have fulfilled all other requirements of this Agreement.

B.      Upon a transfer or assignment by a Member other than by intestate succession or testamentary disposition, or through a decree or judgment from a court of competent jurisdiction, the transferor or assignor shall be presumed to have given, unless otherwise stated in writing, the transferee or Assignee the right to apply to become a Substitute Member. The admission of an Assignee as a Substitute Member shall become effective on the date that the admission is recorded in the books and records of the Company. Any Member who purports to transfer all his interest in the Company shall cease to be a Member only when the Assignee is admitted as a Substitute Member. Until that time, the transferring Member shall continue to have all rights and obligations of a Member, except those rights to distributions which were transferred or assigned.

C.      In no event shall any interest be transferred to a minor or any incompetent except by intestate succession or testamentary disposition, or through a decree or judgment from a court of competent jurisdiction.

D.      Any holder of an interest, including a right to distributions or charging order, shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment thereof, whether or not such holder in fact has executed such an express acknowledgment.

E.      Subject to the provisions of subsection D, the holder of an interest acquired by intestate succession or testamentary disposition, or through a decree or judgment from a court of competent jurisdiction, shall become a Substitute Member without the necessity of the Member's consent.

Section 9.03. Prohibited Transfers and Assignments. No transfer or assignment shall be made if the transfer or assignment (i) would violate applicable Federal and state securities laws or regulations, (ii) would materially adversely affect the classification of the Company as a partnership for Federal or state income tax purposes or (iii) would affect the Company's qualification as a limited liability company under the Act.

ARTICLE X

Admission and Expulsion of Members

Section 10.01. Admission of Additional Members. The Company may admit an additional Member by accepting Capital Contributions from such Member on such terms and conditions as are approved by the Members. No Member shall have a preemptive or other right to make a capital contribution unless authorized by contract or the consent of the Members.

Section 10.02. Expulsion of Members. Members may by majority vote expel a Member for cause subject to the provisions of Section 11.01.

ARTICLE XI

Dissolution and Liquidation

Section 11.01. Dissociation of Member. Upon the death or withdrawal (an "Event of Dissolution") of a Member holding ten percent or more of the capital or Income interests (such Member sometimes called a "Dissociated Member"), the Company shall dissolve and its affairs shall be wound up. The Company shall thereafter conduct only activities necessary to wind up its affairs, unless one or more Members remain, and the Member or those Members agree to continue the Company within 60 days after the Event of Dissolution. If an election to continue the Company is made, the Company shall continue and the Dissociated Member or the successor to the interest of the Dissociated Member shall have the rights of any Assignee, and:

A.      The remaining Members may elect, within 30 days of the decision to continue the Company, to purchase the Dissociated Member's interest on such terms and conditions as the remaining Members and the Dissociated Member or the legal representative of the Dissociated Member may agree. If the remaining Members and the Dissociated Member (or such legal representative) do not agree, the remaining Members shall purchase the interest for a cash purchase price determined by the Company based on the value of the Capital Account of the Dissociated Member, as of the end of the calendar month preceding the Event of Dissolution, adjusted as if: (i) all Company Property were sold at fair market value; (ii) all liabilities of the Company were paid; (iii) the Company was liquidated in accordance with the provisions of Section 11.02; and (iv) any reasonable damages suffered by the Company because of the withdrawal or wrongful acts of a Dissociated Member were reduced to judgment and charged against the Dissociated Member's Capital Account. If the parties cannot agree on the fair market value of the interest of the Dissociated Member, then the parties shall use a business appraiser to evaluate the fair market value of the interest. The fair market value shall be paid within 90 days of the date of withdrawal or expulsion, except as otherwise provided in Article 3.04 for withdrawing members.

B.      The Company shall continue until the expiration of the term for which it was formed or until another Event of Dissolution, in which event any remaining Member or Members shall again elect whether to continue the Company pursuant to this Section 11.01.

Section 11.02. Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up when: (i) the term of the Company stated in the Articles of Organization expires; (ii) if, after an Event of Dissolution, the remaining Member or Members fail to continue the Company pursuant to Section 11.01; or (iii) the Members vote to dissolve the Company.

Section 11.03. Method of Winding Up. Upon dissolution of the Company pursuant to Section 11.02, the Company shall liquidate and wind up its affairs. The Members shall continue to share profits and losses during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

A.      To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member's withdrawal from the Company or pursuant to a withdrawal of capital; and

B.      The balance, to Members in accordance with this Agreement.

Unless the Members shall determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

Section 11.04. Filing Articles of Dissolution. When an event set forth in Section 11.02 occurs, the Company shall file Articles of Dissolution as required by the Act, and shall take whatever other action may be advisable or proper to carry out the liquidation and winding up of the Company.

Section 11.05. Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

ARTICLE XII

Action By Members; Meetings; Consents

Section 12.01. Action By Members. Whenever this Agreement references an action to be taken by the Members, such reference presumes that the vote or consent of Members having a Majority Interest is sufficient to take such action, unless a greater vote is specifically required by this Agreement. With the vote or consent of a Majority Interest, the Members may amend this Agreement, unless the provision to be amended requires action by a greater vote, in which case the same greater vote shall be required to amend that provision.

Section 12.02. Meetings. Meetings may be called by any Member or a Manager, by giving at least five days' prior notice of the time, place and purpose of the meeting to all Members.

Section 12.03. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, and such adjournment does not extend for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days, a notice of the adjourned meeting shall be given in accordance with this Section 12.04.

Section 12.04. Waiver of Notice; Consent to Meeting. The action taken at any meeting, however called and noticed, and whenever held, are as valid as though the action was taken at a meeting duly held, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each Member entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A Member’s attendance at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

Section 12.05. Quorum. Members having a Majority Interest, represented in person or by proxy, shall constitute a quorum at a meeting of Members. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the Members represented either in person or by proxy, but no other matters may be proposed, approved or disapproved, except as provided in Section 12.03.

Section 12.06. Action Without a Meeting. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent to such action is signed by those Members sufficient in number to have taken action at a meeting. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.

ARTICLE XIII

General Provisions

Section 13.01. Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail, overnight delivery, facsimile transmission, or other suitable means to the Member to the address shown on the records of the Company. Any notice, payment, or report to be given or sent to a Member shall be deemed conclusively to have been given or sent, upon posting or transmitting of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest by reason of an assignment or otherwise.

Section 13.02. Resolutions of Controversies and Claims. In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including any claim of fraud, misrepresentation, or fraudulent inducement), arising out of or related to the corporate contract between and among the Company, its Members, Managers, employees, or agents (as the contract is embodied under this Agreement, any resolutions, the Act and the common law at the time of the acts giving rise to the controversy or claim) (the “Dispute”), the parties agree as follows:

(i) Mediation. If the Dispute cannot be resolved by negotiation, the parties agree to submit the Dispute to mediation by a mediator mutually selected by the parties. If the parties are unable to agree upon a mediator, the American Arbitration Association shall appointed the mediator. In any event, the mediation shall take place within 30 days of the date that a party gives the other party written notice of its desire to mediate the Dispute.

(ii) Arbitration.

A. If not resolved by mediation, the parties shall resolve the Dispute by arbitration pursuant to this Section and the then-current rules and supervision of the American Arbitration Association. The arbitration shall be held in New York City, New York, before a single arbitrator who is knowledgeable about the subject matter of the disputed issue or issues. The arbitrator may order the parties to exchange copes of non-rebuttal exhibits and copies of witness lists in advance of the arbitration hearing. The arbitrator shall, however, have no other power to order discovery or depositions unless and then only to the extent that all parties otherwise agree in writing. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. The arbitrator shall not have the power to award, and no one subject to this Section shall seek, an award of, punitive, exemplary, or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement or any subsequent agreement between the parties. To prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief.

B. Issues of arbitrability shall be determined in accordance with the Federal substantive and procedural laws relating to arbitration. All other aspects of the Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow, the substantive laws of the State of New York. Each party shall bear its own attorneys’ fees associated with negotiation, mediation, and arbitration, and other costs and expenses shall be borne as provided by the rules of the American Arbitration Association. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys’ fees reasonably incurred by the other party.

(iii) Confidentiality. Neither a party, witness, or the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration without the prior written consent of all parties, except as necessary (and then only to the extent required) to enforce or challenge the settlement agreement or the arbitration award or to comply with legal, financial or tax reporting requirements.

(iv) Limitations on Actions. No party may bring a claim or action, regardless of form, arising out of or related to this Agreement, including any claim of fraud, misrepresentation, or fraudulent inducement, more than one year after the cause of action accrues, unless the injured party could not have reasonably discovered, and did not discover, the basic facts supporting the claim within one year.

(v) Covered Parties. The duties to mediate and arbitrate shall extend to any director, officer, employee, shareholder, principal agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary, or guarantor of a party making or defending a claim that would otherwise be subject to this Section. Unless the context otherwise requires, references to party or parties within this Section shall include the foregoing persons, provided, however, that the specific provisions regarding the allocation of costs in paragraph (ii).B. shall not preclude any rights to indemnification, reimbursement, contribution or other similar benefits held by the foregoing persons.

(vi) Severability. If any part of this Section is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate or any other part of this Section.

Section 13.03. Captions. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

Section 13.04. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 13.05. Fu=rther Actions. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assignees.

Section 13.07. Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining to this Agreement.

Section 13.08. Waiver. No failure by any party to insist upon the strict performance of any covenants, duty, agreement or condition of this Agreement or to exercise any right or remedy arising from a breach shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 13.09. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature, independently of the signature of any other party.

Section 13.10. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to its principles of conflict of laws.

Section 13.11. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be affected.

The Members sign this Agreement as of the above date by execution of the attached signature pages.

_____________________________________

SHAHN C. ANDERSEN

_____________________________________

BARRY J. LEON

FORWARD PROFIT INVESTING LLC

SUBSCRIPTION SIGNATURE PAGE

This subscription is made by and between FORWARD PROFIT INVESTING LLC , an New York limited liability company (the "Company"), and the undersigned. In consideration of the Company's agreement to accept the undersigned as a Member of the Company upon the terms and conditions set forth in the Company's Operating Agreement, the undersigned agrees and represents as follows:

1.      The undersigned is contributing to the Company capital in the amount (and if other than cash, in the nature) set forth on Exhibit A.

2.      The undersigned represents and warrants to, and agrees with the Company, as follows:

(a)      The undersigned is acquiring an interest in the Company for his own account and not for the account of any other person, and not with a view to distribution, assignment or resale to others or to fractionalization in whole or in part. No other person has or will have a direct or indirect beneficial interest in such interest and the undersigned will not sell, hypothecate or otherwise transfer his interest except in accordance with the Operating Agreement.

(b)      The undersigned has been furnished with and has carefully read the Operating Agreement and fully understands the rights and obligations associated with ownership of these interests.

(c)      The Company has made available to the undersigned all documents and information that the undersigned has requested relating to the interests.

(d)      The undersigned has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the interests in the Company and of making an informed decision.

4.      This Subscription Agreement and the Operating Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This agreement may be amended only by a writing executed by all parties.

EXHIBIT A

Name of Member	Ownership	Capital Contribution	Date
SHAHN C. ANDERSEN	60%	$1,000.00	MARCH 19, 2009
MANAGING MEMBER

Name of Member	Ownership	Capital Contribution	Date
BARRY J. LEON	40%	$1,000.00	MARCH 19, 2009
MANAGING MEMBER